Exhibit 99.1

PRESS RELEASE

FOR IMMEDIATE RELEASE

May 13, 2003

Quicksilver Resources Announces First Quarter 2003 Results

FORT WORTH, TEXAS (May 13, 2003) – Quicksilver Resources Inc. (NYSE: KWK) today reported first quarter 2003 net income of $6.4 million, or $0.30 per diluted share, before the one-time charge related to the cumulative effect of implementing an accounting change. Net income excluding the accounting change increased more than 190 percent from $2.2 million, or $0.11 per diluted share, for the same period in 2002. The improved results are primarily due to higher prices and increased natural gas production.

The Statement of Financial Accounting Standards No. 143 (SFAS 143), required to be implemented January 1, 2003, is an accounting change that amounted to a one-time non-cash charge of $2.3 million, or $0.11 per diluted share. SFAS 143 “Accounting for Asset Retirement Obligations” requires companies to record the present value of estimated future retirement and abandonment costs as a liability, with a corresponding increase in property, plant and equipment assets. Including the cumulative effect of this accounting change, the company’s net income was $4.1 million, or $0.19 per diluted share.

The net income for the first quarter of 2003 was based on revenues of $37.5 million as compared to revenues of $28.9 million for the same period of 2002. For the first quarter 2003, net cash from operating activities, as presented in the attached Condensed Consolidated Statement of Cash Flows, was $3.1 million, as compared to negative net cash from operating activities of $5.7 million for the same period in 2002.

Production

Natural gas production for the first quarter of 2003 was 8.7 billion cubic feet (Bcf), or 96 million cubic feet per day (Mcf/d), versus 7.9 Bcf in 2002. The price realized for the company’s gas production in the first quarter of 2003 averaged $3.58 per thousand cubic feet (Mcf), compared to the $2.58 per Mcf received in the same period of 2002. Natural gas, including natural gas liquids, comprised 87 percent of the company’s total production in the first quarter of 2003.

Crude oil production for the 2003 first quarter was 215,000 barrels, or 2,391 barrels per day, as compared to 242,000 barrels of production in the first quarter of 2002. Oil prices realized for the first quarter of 2003 averaged $25.16 per barrel versus $17.31 for the prior year first quarter.

Natural gas liquids production for the first quarter 2003 was 35,000 barrels versus 26,000 barrels in the first quarter of 2002. The price realized for natural gas liquids averaged $20.52 in the first quarter of 2003, compared to the average of $10.64 realized in the first quarter of 2002.

Operations Update

As previously announced, the first Quicksilver Resources coal bed methane (CBM) development commenced production in the Gayford area of Southern Alberta in the first quarter of 2003. This CBM development is producing more than three million cubic feet per day into sales lines from 23 net wells with negligible water volumes. Development approvals for wells, pipelines, and facilities are underway with construction and new well drilling to start late in the second quarter. Additional existing Gayford and Beiseker wells will be tied-in once this facility construction is completed. The shallow sands in these areas are being tested along with coals for both separate and commingled production.

In another joint venture, Quicksilver has established dry coal “Palliser-type” production approximately 50 miles north of the original Palliser block CBM production in the Gayford area. Two exploration wells were connected into sales lines in late March and are currently averaging 150 Mcf/d with no water. Plans are being established for pilot and development wells in this joint venture area later this year.

Year-to-date the company has drilled eight gross (four net) additional CBM wells on the company’s Canadian CBM acreage. No drilling is currently taking place because the “spring break-up laws” are in effect. Drilling in all of the joint venture areas will resume later in the second quarter with plans to complete a total of 76 exploration or pilot and 102 development CBM wells by year-end 2003. The company continues to acquire CBM acreage in Southern Alberta and has increased the 350,000 net acres previously reported in February 2003 to more than 425,000 net acres.

In its Indiana New Albany production area Quicksilver has drilled 39 net wells year-to-date 2003. The company is in the final stages of completing the right-of-ways and permitting to build a 12-mile 100-million cubic-feet-per day pipeline connecting into an interstate pipeline market. The completion of this interconnecting pipeline is scheduled for late in the second quarter at which time the 39 net wells will be completed and tied-in. New Albany shale drilling plans for 2003 include 46 net additional wells for a total of 85 for the year. Since the beginning of 2003 the company has increased its acreage position in the New Albany shale area from 30,000 to more than 170,000 net acres.

In the company’s largest production area, the Michigan Antrim shale, 22 gross (20 net) successful development wells have been completed in 2003. Company plans call for the drilling of 56 net Antrim wells for 2003.

Glenn Darden, Quicksilver’s president and chief executive officer, commented on the first quarter results.

“Although the harsh winter weather has affected our first quarter production and drilling, we have continued to work on development plans to complete our scheduled drilling program for the year. As is usually the case in our production and drilling cycle, we will see a ramp up in the last half of the year to meet our targets. Our exploration and testing in CBM and contiguous sands continue to make us bullish on the future of our Canadian projects, and our Indiana shale play is becoming a high growth area as well.”

Conference Call

Quicksilver has scheduled a conference call Wednesday, May 14, 2003 at 10 a. m. CDT, to discuss the first quarter results. Those wishing to participate should call 888-747-3493 (703-871-3630, if applicable) by 9:55 a. m. CDT. A digital replay of the conference call will be available at 2 p. m. CDT the same day, and will remain available for one week. Interested parties should call 888-266-2081 (703-925-2533, if applicable) and provide access code 6494648.

About Quicksilver

Fort Worth, Texas-based Quicksilver Resources is a natural gas and crude oil production company engaged in the development and acquisition of long-lived producing natural gas and crude oil properties. The company, widely recognized as a leader in the development and production of unconventional natural gas reserves including coal bed methane, shale gas, and tight sands gas, is listed on the New York Stock Exchange (KWK). It has U.S. offices in Gaylord, Michigan and Cut Bank, Montana, and a Canadian subsidiary, MGV Energy Inc., located in Calgary, Alberta. For more information about Quicksilver Resources, visit www.qrinc.com.

FINANCIAL HIGHLIGHTS FOLLOW

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The statements in this press release regarding projections of revenues or income or reserves or similar items, such as statements pertaining to future revenues, future capital expenditures, future cash flows, future operations or results, and other statements that are not historical facts, are forward looking statements. Such statements involve risks of declining oil and gas prices, competition for prospects, possible increases in lifting costs, and other factors detailed in the company’s filings with the Securities and Exchange Commission. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual outcomes may vary materially from those indicated.

Quicksilver Resources Inc.

Unaudited Selected Operating Results

	Three Months Ended March 31,
	2003	2002
Production:
Natural gas (MMcf)	8,654	7,922
Oil (MBbls)	215	242
NGL (MBbls)	35	26
Total (MMcfe)	10,155	9,525

Average Daily Production:
Natural gas (Mcf)	96,162	88,024
Oil (Bbl)	2,391	2,685
NGL (Bbl)	387	284
Total (Mcfe)	112,830	105,838

Average Sales Price Per Unit (excluding effects of hedging):
Natural gas (per Mcf)	$5.17	$2.43
Oil (per Bbl)	$29.59	$17.31
NGL (per Bbl)	$20.52	$10.64
Total (per Mcfe)	$5.10	$2.49

Average Sales Price Per Unit (including effects of hedging):
Natural gas (per Mcf)	$3.58	$2.58
Oil (per Bbl)	$25.16	$17.31
NGL (per Bbl)	$20.52	$10.64
Total (per Mcfe)	$3.65	$2.62

Expense per Mcfe:
Production cost	$0.99	$1.04
Production taxes	$0.25	$0.12
General and administrative expenses	$0.20	$0.22
Depletion, depreciation and accretion	$0.77	$0.77

QUICKSILVER RESOURCES INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

In thousands, except for share data

	March 31, 2003	December 31, 2002
	(Unaudited)
ASSETS
Current assets
Cash and cash equivalents	$7,490	$9,116
Accounts receivable	33,319	21,075
Current deferred income taxes	10,968	9,045
Inventories and other current assets	6,328	5,540

Total current assets	58,105	44,776

Investments in and advances to equity affiliates	9,217	10,219

Properties, plant and equipment – net (“full cost”)	495,691	470,078

Other assets	4,476	4,465

	$567,489	$529,538

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Current portion of long-term debt	$951	$951
Accounts payable	10,399	14,931
Accrued derivative obligations	33,007	26,362
Accrued liabilities	29,232	26,210

Total current liabilities	73,589	68,454

Long-term debt	265,122	248,493

Deferred derivative obligations	25,705	26,387

Deferred asset retirement obligations	12,707	234

Deferred income taxes	59,028	57,065

Stockholders’ equity
Preferred stock, $0.01 par value, 10,000,000 shares authorized, 1 share issued and outstanding	—	—
Common stock, $0.01 par value, 40,000,000 shares authorized, 23,688,730 and 23,663,447 shares issued, respectively	237	237
Paid in capital in excess of par value	113,769	114,113
Treasury stock of 2,570,502 shares	(10,099)	(10,099)
Accumulated other comprehensive income	(35,508)	(34,170)
Retained earnings	62,939	58,824

	131,338	128,905

	$567,489	$529,538

QUICKSILVER RESOURCES INC.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

In thousands, except for per share data – Unaudited

	For the Three Months Ended March 31,
	2003	2002
Revenues
Oil, gas and related product sales	$37,087	$24,928
Other revenue	429	3,971

Total revenues	37,516	28,899
Expenses
Oil and gas production costs	12,602	11,079
Other operating costs	438	337
Depletion, depreciation and accretion	7,801	7,382
General and administrative	2,034	2,143

Total expenses	22,875	20,941

Income from equity affiliates	306	219

Operating income	14,947	8,177

Other (income) expense-net	56	(164)
Interest expense	4,892	4,944

Income before income taxes and cumulative effect of a change in accounting principle	9,999	3,397

Income tax expense	3,587	1,225

Net income before cumulative effect of a change in accounting principle	6,412	2,172

Cumulative effect of change in accounting principle, net of tax	2,297	—

Net income	$4,115	$2,172

Earnings per common share
Basic:
Net income before cumulative effect of accounting change	$0.30	$0.11
Cumulative effect of accounting change, net of tax	(0.11)	—

Net income	$0.19	$0.11

Diluted:
Net income before cumulative effect of accounting change	$0.30	$0.11
Cumulative effect of accounting change, net of tax	(0.11)	—

Net income	$0.19	$0.11

Weighted average shares outstanding
Basic	21,103	19,025
Diluted	21,589	19,676

QUICKSILVER RESOURCES INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

In thousands – Unaudited

	For the Three Months Ended March 31,
	2003	2002
Operating activities:
Net income	$4,115	$2,172
Charges and credits to net income not affecting cash
Cumulative effect of accounting change, net of tax	2,297	—
Depletion, depreciation and accretion	7,801	7,382
Deferred income taxes	3,537	1,188
Recognition of unearned revenues	507	(2,441)
Other	144	356
Changes in assets and liabilities
Accounts receivable	(12,149)	542
Inventory, prepaid expenses and other	(281)	(253)
Accounts payable	(4,544)	(3,888)
Accrued liabilities	1,691	(10,735)

Net cash from (used for) operating activities	3,118	(5,677)

Investing activities:
Acquisition of properties and equipment	(21,414)	(9,395)
Purchase of Voyager Compression Services assets	(684)	—
Distributions and advances from equity affiliates – net	531	984

Net cash used for investing activities	(21,567)	(8,411)

Financing activities:
Notes payable, bank proceeds	17,000	7,000
Principal payments on long-term debt	(338)	(2,177)
Issuance of common stock, net of issuance costs	161	16,509
Payments to acquire common stock	—	(189)

Net cash from financing activities	16,823	21,143

Net increase (decrease) in cash and equivalents	(1,626)	7,055
Cash and equivalents at beginning of period	9,116	8,726

Cash and equivalents at end of period	$7,490	$15,781